SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                         Date of Report: March 31, 2000


                            VERTEX INTERACTIVE, INC.
             (Exact name of registrant as specified in its charter)


    New Jersey                           0-15066                   22-2050350
-----------------------------   ------------------------   -------------------------
(State or Other Jurisdiction    (Commission File Number)   (I.R.S.Identification No.)
 of Incorporation)


23 Carol Street
PO Box 996
Clifton, New Jersey                                         07014
----------------------------------------                  ---------
(Address of Principal Executive Offices)                  (Zip Code)


Registrant's telephone number, including area code:      (973) 777-3500
                                                         --------------

     The undersigned registrant hereby amends the following items, financial statements, and other portions of its Form 8K as set forth in the pages attached hereto.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     (a)  Financial statements of business acquired
                Data Control Systems, Inc. and DCS Capital Corp.
                            Report of Independent Auditors
                            Combined Balance Sheets as of November
                                  30, 1999 and 1998
                            Combined Statements of Income for the
                                  years ended November 30, 1999 and
                                  1998
                            Combined Statements of Retained Earnings
                                  for the years ended November 30,
                                  1999 and 1998
                            Combined Statements of Cash Flows for the
                              years ended November 30, 1999 and
                              1998
                            Notes to Combined Financial Statements

     (b)  Pro Forma Financial Information

          The following pro forma financial information is filed as part of this report:

             Pro forma Consolidated Statement of Operations for the year ended September 30, 1999 (unaudited)

             Pro forma Consolidated Statement of Operations for the six months ended March 31, 2000 (unaudited)

             Notes to Pro forma Consolidated Financial Statements

     (c)  Exhibit

          23.1 Consent of Withum, Smith & Brown

                DATA CONTROL SYSTEMS, INC. AND DCS CAPITAL CORP.
                    CONTENTS TO COMBINED FINANCIAL STATEMENTS
                           NOVEMBER 30, 1999 AND 1998

                                                          PAGE
                                                          ----

Independent Auditors' Report                                 1


Combined Balance Sheets
November 30, 1999 and 1998                                   2


Combined Statements of Income
For the Years Ended November 30, 1999 and 1998               3


Combined Statements of Retained Earnings
For the Years Ended November 30, 1999 and 1998               4


Combined Statements of Cash Flows
For the Years Ended November 30, 1999 and 1998               5


Notes to Combined Financial Statements                     6-10

               INDEPENDENT AUDITORS' REPORT



               To the Board of Directors and Stockholders, Data Control Systems, Inc. and DCS Capital Corp.:

               We have audited the accompanying combined balance sheets of Data Control Systems, Inc. and DCS Capital Corp. as of November 30, 1999 and 1998, and the related combined statements of income, retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

               We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

               In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Data Control Systems, Inc. and DCS Capital Corp. as of November 30, 1999 and 1998, and the combined results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.




               WithumSmith+Brown
               New Brunswick, New Jersey
               May 19, 2000

                DATA CONTROL SYSTEMS, INC. AND DCS CAPITAL CORP.
                             COMBINED BALANCE SHEETS
                           NOVEMBER 30, 1999 AND 1998


                                                                                             (Restated)
                                                                                             ----------
       ASSETS                                                                 1999              1998
                                                                              ----              ----
Current Assets:
   Cash and cash equivalents                                               $  512,863        $1,088,123
   Accounts receivable, less allowance for doubtful accounts
     of $8,450 in 1999 and $-0- in 1998                                     2,841,738           977,166
   Inventory                                                                  764,081           802,386
   Costs of uncompleted contracts in excess of billings                         4,559            13,130
   Deferred income taxes                                                       20,700            12,000
   Prepaid expenses and other current assets                                    3,320             1,130
                                                                           ----------        ----------
       Total Current Assets                                                 4,147,261         2,893,935

Property and Equipment, Net                                                    34,426            50,268

Other Assets:
   Cash surrender value of officers' life insurance                           223,820           115,194
   Security deposits                                                           26,000            26,000
                                                                           ----------        ----------
       Total Other Assets                                                     249,820           141,194
                                                                           ----------        ----------
       TOTAL ASSETS                                                        $4,431,507        $3,085,397
                                                                           ==========        ==========

       LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
   Accounts payable and accrued expenses                                   $  608,887        $  729,651
   Billings on uncompleted contracts in excess of costs                     1,497,520           400,194
   Sales taxes payable                                                         11,760             9,772
   Prepaid maintenance contracts                                              450,321           364,208
   Income taxes payable                                                       124,697           147,540
   Accrued warranty costs                                                     115,625            97,616
                                                                           ----------        ----------
       Total Current Liabilities                                            2,808,810         1,748,981

Deferred Income Taxes                                                           5,300             7,700
Related Party Loans Payable                                                     8,062            10,627
Stockholders' Equity:
   Common stock                                                                 5,000             5,000
   Retained earnings                                                        1,604,335         1,313,089
                                                                           ----------        ----------
       Total Stockholders' Equity                                           1,609,335         1,318,089
                                                                           ----------        ----------

       TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                          $4,431,507        $3,085,397
                                                                           ==========        ==========


The Notes to Combined Financial Statements are an integral part of these statements.

                DATA CONTROL SYSTEMS, INC. AND DCS CAPITAL CORP.
                          COMBINED STATEMENTS OF INCOME
                 FOR THE YEARS ENDED NOVEMBER 30, 1999 AND 1998


                                                                                  (Restated)
                                                                                  ----------
                                                                  1999               1998
                                                                  ----               ----
Sales - Net                                                    $8,865,193         $8,259,458

Cost of Sales                                                   5,858,895          5,394,311
                                                               ----------         ----------

Gross Profit                                                    3,006,298          2,865,147

Selling, General and Administrative Expenses                    2,156,792          2,131,260
                                                               ----------         ----------

Income from Operations                                            849,506            733,887

Other Income:
   Interest income                                                 32,062             19,718
                                                               ----------         ----------

Income Before Provision for Income Taxes                          881,568            753,605

Provision for Income Taxes                                        147,141            207,810
                                                               ----------         ----------

Net Income                                                     $  734,427         $  545,795
                                                               ==========         ==========

The Notes to Combined Financial Statements are an integral part of these statements.

                DATA CONTROL SYSTEMS, INC. AND DCS CAPITAL CORP.
                    COMBINED STATEMENTS OF RETAINED EARNINGS
                 FOR THE YEARS ENDED NOVEMBER 30, 1999 AND 1998

                                                                             (Restated)
                                                                             ----------
                                                             1999               1998
                                                             ----               ----
Retained Earnings at Beginning of Year,
   as Restated (See Note 2)                               $1,313,089         $1,121,173


Net Income                                                   734,427            545,795


Distributions to Stockholders                               (443,181)          (353,879)
                                                          ----------         ----------

Retained Earnings at End of Year                          $1,604,335         $1,313,089
                                                          ==========         ==========

The Notes to Combined Financial Statements are an integral part of these statements.

                DATA CONTROL SYSTEMS, INC. AND DCS CAPITAL CORP.
                        COMBINED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED NOVEMBER 30, 1999 AND 1998

                                                                                                    (Restated)
                                                                                                   ----------
                                                                                     1999              1998
                                                                                     ----              ----
Cash Flows From Operating Activities:
   Net income                                                                    $   734,427       $  545,795
   Adjustments to reconcile net income to net cash (used in)
     provided by operating activities:
     Depreciation                                                                     19,354           27,063
     Deferred income taxes                                                           (11,100)          (7,400)
     Change in:
       Accounts receivable                                                        (1,864,572)         314,154
       Inventory                                                                      38,305         (253,048)
       Costs of uncompleted contracts in excess of billings                            8,571           34,934
       Prepaid expenses and other current assets                                      (2,190)            (303)
       Accounts payable and accrued expenses                                        (120,764)        (150,193)
       Customer deposits                                                               --            (220,920)
       Billings on uncompleted contracts in excess of costs                        1,097,326          (98,583)
       Sales taxes payable                                                             1,988            8,105
       Prepaid maintenance contracts                                                  86,113           54,493
       Income taxes payable                                                          (22,843)          76,710
       Accrued warranty costs                                                         18,009           73,209
                                                                                 -----------       ----------
         Net Cash (Used In) Provided By Operating Activities                         (17,376)         404,016

Cash Flows From Investing Activities:
   Purchase of property and equipment                                                 (3,512)         (20,000)
   Increase in cash surrender value of officers' life insurance                     (108,626)         (40,516)
   Increase in security deposits                                                           -           (9,750)
                                                                                 -----------       ----------
         Net Cash Used In Investing Activities                                      (112,138)         (70,266)

Cash Flows From Financing Activities:
   Change in related party loans payable                                              (2,565)          10,627
   Distributions to stockholders                                                    (443,181)        (353,879)
                                                                                 -----------       ----------
         Net Cash Used In Financing Activities                                      (445,746)        (343,252)
                                                                                 -----------       ----------

Net Decrease in Cash and Cash Equivalents                                           (575,260)          (9,502)

Cash and Cash Equivalents at Beginning of Year                                     1,088,123        1,097,625
                                                                                 -----------       ----------

Cash and Cash Equivalents at End of Year                                         $   512,863       $1,088,123
                                                                                 ===========       ==========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid during the year for:
     Income taxes                                                                $   174,712       $  135,418


The Notes to Combined Financial Statements are an integral part of these statements.

                DATA CONTROL SYSTEMS, INC. AND DCS CAPITAL CORP.
                     NOTES TO COMBINED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
           Significant accounting policies followed by the Companies in the preparation of the accompanying combined financial statements are summarized as follows:

           PRINCIPLES OF COMBINATION
           The combined financial statements include the accounts of Data Control Systems, Inc., and its affiliate DCS Capital Corp. The outstanding common stock of the Companies is owned by the same stockholders, and while their financial statements have been combined, the financial position and results of operations shown in the accompanying combined financial statements do not represent those of a single legal entity. All significant intercompany transactions have been eliminated in combination.

           NATURE OF BUSINESS OPERATIONS
           Data Control Systems, Inc. (DCS) is engaged in the development and sale of warehouse management systems. These systems allow the warehouse picker to identify the items to be picked by viewing the quantity on the light display associated with the inventory product. Such information is transmitted electronically for each order processed by the warehouse. DCS Capital Corp. (Capital) is a New Jersey Corporation, which was incorporated on March 8, 1995. Capital is a commissioned selling agent of DCS engaged primarily in the sales of data processing systems to the end user.

           CASH AND CASH EQUIVALENTS
           Cash and cash equivalents include cash on hand and in the bank, as well as all short-term securities held for the primary purpose of general liquidity. Such securities normally mature within three months from the date of acquisition.

           REVENUE RECOGNITION AND PRODUCT WARRANTY
           Revenues from sales of products are recognized on the completed-contract method. A contract is considered complete upon installation of the system and acceptance by the customer. The Company warrants products against defects in design, materials and workmanship generally for one year. Provision for estimated future costs relating to warranty obligations is recorded when the related revenue is recognized.

           The asset, "costs of uncompleted contracts in excess of billings," represents costs incurred in excess of amounts billed. The liability "billings on uncompleted contracts in excess of costs," represents amounts billed in excess of costs incurred.

           PREPAID MAINTENANCE CONTRACTS
           Revenue from service and maintenance contracts is recorded as earned over the lives of the respective contracts, generally one year.

           INVENTORY
           Inventory consists of raw materials and is valued at the lower of cost or market. Cost is being determined by the first-in, first-out
           (FIFO) method.

           PROPERTY AND EQUIPMENT
           Property and equipment is stated at cost, net of accumulated depreciation. Depreciation for financial accounting purposes is provided for on the straight-line method based on the following estimated useful lives:

                                                           Estimated
                  Description                             Life (Years)
                  -----------                             ------------
           Machinery and Equipment                             5
           Furniture and Fixtures                              5

           Expenditures for maintenance and repairs are charged to operations as incurred. Expenditures for betterments and major renewals are capitalized and, therefore, are included in property and equipment.

           RESEARCH AND DEVELOPMENT
           Research and development expenditures are generally charged to operations as incurred. Statement of Financial Accounting Standard No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Companies' product development process, technological feasibility is established upon completion of a working model. Development costs incurred by the Companies between completion of the working model and the point at which the product is ready for general release have been insignificant. For the years ending September 30, 1999 and 1998, all research and development costs have been expensed.

           INCOME TAXES
           Deferred income tax assets and liabilities are recognized for the differences between financial and income tax reporting basis of assets and liabilities based on enacted tax rates and laws. The deferred income tax provision or benefit generally reflects the net change in deferred income tax assets and liabilities during the year. The current income tax provision reflects the tax consequences of revenues and expenses currently taxable or deductible on the Companies' various income tax returns for the year reported. The primary deferred income tax items are the result of temporary differences between financial and tax reporting in accumulated depreciation, allowance for doubtful accounts and accrued expenses.

           DCS Capital Corp. has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. In addition, Capital has elected to be taxed as an "S-Corporation" for New Jersey income tax purposes. Under those provisions, the stockholders are liable for individual federal and state income taxes on Capital's taxable income and Capital is liable for New Jersey income taxes at a reduced rate.

           RETIREMENT PLAN
           The Companies have a contributory thrift and savings plan for salaried employees meeting certain service requirements, which qualifies under Section 401(k) of the Internal Revenue Code. Contributions to the plan are made at the discretion of management. For the years ended November 30, 1999 and 1998, no contributions were made.

           CONCENTRATION OF CREDIT RISK
           The Companies maintain cash balances at financial institutions in excess of amounts insured by the Federal Deposit Insurance Corporation. Management monitors the soundness of these institutions and considers the Companies' risk negligible.

           The Companies concentration of credit risk with respect to customer receivables is largely dependent on its revenue mix which, as of November 30, 1999 and 1998, was from customers in a variety of industries. At November 30, 1999 and 1998, three and two customers represented 46 and 39 percent of total receivables, respectively.

           REVENUE FROM MAJOR CUSTOMER
           For the years ended November 30, 1999 and 1998, revenue earned from two customers amounted to 43 and 60 percent, respectively, of total sales.

           USE OF ESTIMATES
           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 - RESTATEMENTS:
           The accompanying financial statements as of and for the year ended November 30, 1998 have been restated from previously issued reviewed financial statements, primarily to correct errors in the opening inventory as of November 30, 1997 and in the timing of when certain revenues and expenses were recognized. The effect of the restatement was to increase net income for 1998 by $106,539, net of income tax of $78,133. Retained earnings at the beginning of 1998 have been increased by $159,748 for the effects of the restatements on prior years.

NOTE 3 - CONTRACT BILLING STATUS:
           Information with respect to the billing status of uncompleted contracts at November 30, are as follows:

                                                                               1999               1998
                                                                               ----               ----
           Contract costs incurred to date                                 $ 1,509,050         $ 394,771
           Less actual billings to date                                      3,002,011           781,835
                                                                           -----------         ---------
              Total                                                        $(1,492,961)        $(387,064)
                                                                           ===========         =========

           Included in the accompanying balance sheets as follows:

           Costs of uncompleted contracts in excess of billings            $     4,559         $  13,130
           Billings on uncompleted contracts in excess of costs             (1,497,520)         (400,194)
                                                                           -----------         ---------
                                                                           $(1,492,961)        $(387,064)
                                                                           ===========         =========

NOTE 4 - PROPERTY AND EQUIPMENT:
           Property and equipment consists of the following at November 30:

                                                         1999              1998
                                                         ----              ----
           Machinery and Equipment                     $138,967          $135,454
           Furniture and Fixtures                        12,822            12,822
                                                       --------          --------
                                                        151,789           148,276
           Less Accumulated Depreciation                117,363            98,008
                                                       --------          --------

           Property and Equipment - Net                $ 34,426          $ 50,268
                                                       ========          ========

           Depreciation and amortization expense included as a charge to income amounted to $19,354 and $27,063 for the years ended November 30, 1999 and 1998, respectively.

NOTE 5 - LINE OF CREDIT:
           At November 30 1999, the Companies had an open line of credit with a maximum available of $750,000. Interest on outstanding advances is at
           3.15 percent above the 30-day commercial paper rate. The line has a maturity date of July 31, 2000 and is guaranteed by the stockholders and secured by all assets of the Companies. No amounts were due under this line at November 30, 1999 and 1998.

           The line of credit agreement requires the Companies to maintain a certain level of tangible net worth.

NOTE 6 - INCOME TAXES:
           The provision for (benefit from) income taxes consists of the following for the years ended November 30:

                                                 1999              1998
                                                 ----              ----
           Current                             $158,241          $215,210
           Deferred                             (11,100)           (7,400)
                                               --------          --------
              Total                            $147,141          $207,810
                                               ========          ========

           Income taxes in 1999 and 1998 were different than the expected tax determined by applying the statutory federal income tax rate to income before provision for income taxes. The reasons for these differences are primarily due to income allocated to the S-Corporation, state income taxes, certain nondeductible expenses, and the surtax exemption.

           Deferred income taxes are summarized as follows at November 30:

                                                                1999             1998
                                                                ----             ----
           Deferred Income Tax Asset                          $20,700          $12,000
           Valuation Allowance                                   --               --
                                                              -------          -------
           Net Deferred Income Tax Assets                      20,700           12,000
           Deferred Income Tax Liabilities                     (5,300)          (7,700)
                                                              -------          -------
           Net Deferred Income Tax Asset                      $15,400          $ 4,300
                                                              =======          =======

           Reconciliation between the effective tax rate and the statutory tax rates for the years ended November 30 are as follows:

                                                                 1999            1998
                                                                 ----            ----
           Federal Statutory Rate                                34.0%           34.0%
           State Taxes, net of Federal Benefit                    3.5             6.2
           S Corporation Election                               (25.4)          (21.2)
           Nondeductible expenses                                 4.6             8.5
                                                                -----           -----
           Effective Tax Rate                                    16.7%           27.5%
                                                                =====           =====


NOTE 7 - RELATED PARTY TRANSACTIONS:
           The Companies were obligated to a stockholder for $8,062 and $10,627 in non-interest bearing advances at November 30, 1999 and 1998. No formal repayment schedule exists.

NOTE 8 - COMMON STOCK:
           As of November 30, 1999 and 1998, the common stock, consisted of the following:


                                                                  Common Shares
                                                   --------------------------------------------
                                                    Par                             Issued and          Common Stock
             Entity                                Value      Authorized            Outstanding            Amount
             ------                                -----      ----------            -----------         ------------
           Data Control Systems, Inc.              None            200                   200               $  1,000

           DCS Capital Corp.                       None          2,500                 2,500                  4,000
                                                                                                           --------
                Total                                                                                      $  5,000
                                                                                                           ========

NOTE 9 - COMMITMENTS AND CONTINGENCIES:
           The principal types of property leased by the Companies are office and warehouse facilities, automobiles and equipment. The office and warehouse facility lease, which expires in May 2003, includes additional charges on a pro-rata percentage for real estate taxes, repairs, insurance and other lease obligations. The office and warehouse facility lease includes an option to renew for an additional term of 30 months. Total rent expense, including pro-rata charges, under all operating leases amounted to $178,792 and $168,295 for the years ended November 30, 1999 and 1998, respectively.

           Total aggregate minimum rental and lease commitments under all noncancelable leases with terms of one year or more ending after November 30, 1999 amounted to:

                      Year                        Amount
                      ----                        ------
                      2000                       $178,100
                      2001                        161,000
                      2002                        155,400
                      2003                         76,800
                                                 --------
                        Total                    $571,300
                                                 ========


NOTE 10 - SUBSEQUENT EVENTS (UNAUDITED):
           In March 2000, Vertex Interactive, Inc. acquired all of the outstanding shares of Data Control Systems Common Stock and all of the net assets of DCS Capital Corp.

                            VERTEX INTERACTIVE, INC.
                   PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

OVERVIEW

In September 1999, Vertex Interactive Inc., formerly Vertex Industries, Inc. ("Vertex")acquired all of the stock of International Aktiengesellschaft Identcode-Systeme ("ICS") and Portable Software Solutions Limited, Portable Software Solutions (Maintenance) Limited and Trend Investments Limited, collectively Portable Software Solutions Group ("PSS"). The Vertex consolidated financial statements included in the Transition Report on Form 10K for the period ended September 30, 1999 assume the PSS and ICS acquisitions closed effective September 30, 1999. Vertex has accounted for each of the acquisitions using the purchase method of accounting in accordance with APB No. 16 and accordingly, the Vertex financial statements include the results of operations from October 1, 1999 for PSS and ICS. The Vertex consolidated balance sheet at September 30, 1999 reflects the purchase prices of PSS and ICS allocated to the assets and liabilities acquired based on their estimated fair market values.

Effective March 1, 2000, Vertex acquired all of the outstanding capital stock of Data Control Systems, a provider of pick to light warehouse management systems located in New Jersey, and all of the net assets of its commonly owned sister company -DCS Capital Corp. (Capital and together "DCS"), and accordingly, the Vertex financial statements for the six months ended March 31, 2000 include the combined results of operations for DCS from March 1, 2000.

In addition, Vertex changed its year-end from July 31 to September 30, effective October 1, 1999.


PRO FORMA FINANCIAL STATEMENTS

The accompanying Vertex unaudited pro forma consolidated statement of operations for the year ended September 30, 1999 gives effect to the acquisitions of ICS, PSS and DCS and the financing thereof, as if all such transactions had occurred at the beginning of the fiscal year (October 1, 1998). In addition, the proforma statement of operations includes the results of operations for Vertex Industries for the fiscal year ended September 30, 1999 (not previously presented).

The accompanying Vertex unaudited pro forma consolidated statement of operations for the six months ended March 31, 2000 gives effect to the acquisition of DCS and the financing thereof, as if such transaction had occurred at the beginning of the fiscal year (October 1, 1999).

The pro forma consolidated financial statements are based upon certain assumptions and estimates, which are subject to change. These statements are not necessarily indicative of the actual results of operations that might have occurred, nor are they necessarily indicative of the expected results in the future. The pro forma consolidated financial statements should be read in conjunction with Vertex's historical consolidated financial statements and the related notes.

VERTEX  INTERACTIVE, INC. AND SUBSIDIARIES
PROFORMA CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
YEAR ENDED SEPTEMBER 30, 1999


                                       VERTEX                                        ICS / PSS        DCS          PROFORMA
                                     INDUSTRIES     PSS          ICS         DCS     PROFORMA       PROFORMA     CONSOLIDATED
                                      9/30/99     9/30/99      9/30/99    11/30/99  ADJUSTMENTS    ADJUSTMENTS      VERTEX
                                      -------     -------      -------    --------  -----------    -----------      ------
OPERATING REVENUES                  $6,437,052  $9,886,421  $19,280,863  $8,865,193   $       -     $        -    $44,469,529

COST OF SALES                        3,595,122   3,683,101   12,232,071   5,858,895           -                    25,369,189
                                    ----------  ----------  -----------   ---------   ---------      ---------    -----------

GROSS MARGIN                         2,841,930   6,203,320    7,048,792   3,006,298           -              -     19,100,340

OPERATING EXPENSES:
  Selling and administrative         1,834,058   5,107,271    7,632,715   1,970,910    (105,154) C                 16,439,800
  Research and development             860,806           -            -     185,882                                 1,046,688
                                    ----------  ----------  -----------   ---------   ---------      ---------    -----------
        Total operating expenses     2,694,864   5,107,271    7,632,715   2,156,792    (105,154)             -     17,486,488
                                    ----------  ----------  -----------   ---------   ---------      ---------    -----------

OPERATING INCOME                       147,066   1,096,049     (583,923)    849,506     105,154              -      1,613,852

OTHER INCOME (EXPENSE):
  Interest income                       61,781      59,644        1,171      32,062                                   154,658
  Interest expense                      (5,195)    (36,471)    (187,568)         -      (93,463) B                   (322,697)
  Amortization of goodwill                                                             (741,294) A   (612,570) A   (1,353,864)
                                    ----------  ----------  -----------   ---------    ---------     ---------    -----------
       Total other income (expense)     56,586      23,173     (186,397)     32,062    (834,757)     (612,570)     (1,521,903)
                                    ----------  ----------  -----------   ---------    ---------     ---------    -----------

INCOME (LOSS) BEFORE TAXES             203,652   1,119,222     (770,320)    881,568    (729,603)     (612,570)         91,949

INCOME TAX PROVISION                   447,000     170,878        4,465     147,141           -       251,086  D    1,020,570
                                    ----------  ----------  -----------   ---------   ---------     ---------      ----------

NET INCOME (LOSS)                    $(243,348) $  948,344  $  (774,785)  $ 734,427   $(729,603)    $(863,656)     $ (928,621)
                                    ==========  ==========  ===========   =========   =========     =========      ==========

LOSS PER SHARE OF COMMON STOCK:
  Basic                                $ (0.05)                                                                    $    (0.05)
                                    ==========                                                                     ==========
  Fully Diluted                        $ (0.05)                                                                    $    (0.05)
                                    ==========                                                                     ==========

AVERAGE SHARES OUTSTANDING:
  Basic                              5,206,009                                       11,657,142      2,012,000     18,875,151
                                    ==========                                       ==========      =========   ============
  Fully Diluted                      5,206,009                                       11,657,142      2,012,000     18,875,151
                                    ==========                                       ==========      =========   ============


See notes to proforma consolidated financial statements.

VERTEX  INTERACTIVE, INC. AND SUBSIDIARIES
PROFORMA CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
SIX MONTHS ENDED MARCH 31, 2000

                                                       VERTEX                                                       PROFORMA
                                                    INTERACTIVE                DCS             DCS                CONSOLIDATED
                                                  6 MONTHS ENDED        5 MONTHS ENDED       PROFORMA            6 MONTHS ENDED
                                                     3/31/00                2/29/200        ADJUSTMENTS            3/31/00
                                                  --------------        --------------      -----------          --------------
OPERATING REVENUES                                $17,799,047            $6,163,512         $        -           $23,962,559

COST OF SALES                                      12,766,422             3,796,625                               16,563,047
                                                  -----------            ----------         ----------           -----------

GROSS MARGIN                                        5,032,625             2,366,887                  -             7,399,512

OPERATING EXPENSES:
   Selling and administrative                       4,490,085             1,022,189                                5,512,274
   Research and development                           578,987                91,500                                  670,487
                                                  -----------            ----------         ----------           -----------
              Total operating expenses              5,069,072             1,113,689                  -             6,182,761
                                                  -----------            ----------         ----------           -----------

OPERATING INCOME (LOSS)                               (36,447)            1,253,198                  -             1,216,751

OTHER INCOME (EXPENSE):
    Interest income                                    66,881                11,019                                   77,900
    Interest expense                                 (273,162)                    -                                 (273,162)
    Amortization of goodwill                         (414,437)                                (255,235) A           (669,672)
                                                  -----------            ----------         ----------           -----------
              Total other income (expense)           (620,718)               11,019           (255,235)             (864,934)
                                                  -----------            ----------         ----------           -----------

INCOME (LOSS) BEFORE TAXES                           (657,165)            1,264,217           (255,235)              351,817

INCOME TAX PROVISION                                  129,891               405,251           (167,282) E            367,860
                                                  -----------            ----------         ----------           -----------

NET INCOME (LOSS)                                 $  (787,056)           $  858,966         $  (87,953)          $   (16,043)
                                                  ===========            ==========         ==========           ===========

LOSS PER SHARE OF COMMON STOCK:
    Basic                                         $     (0.05)                                                   $     (0.00)
                                                  ===========                                                    ===========
    Fully Diluted                                 $     (0.05)                                                   $     (0.00)
                                                  ===========                                                    ===========

AVERAGE SHARES OUTSTANDING:
    Basic                                          17,019,702                                2,012,000            19,031,702
                                                  ===========                                =========            ==========

    Fully Diluted                                  17,019,702                                2,012,000            19,031,702
                                                  ===========                                =========            ==========



See notes to proforma consolidated financial statements

                            VERTEX INTERACTIVE, INC.
              NOTES TO PROFORMA CONSOLIDATED FINANCIAL STATEMENTS

1.   Background

     Until the acquisitions of ICS and PSS on September 22, 1999 and September 27, 1999, Vertex sold and distributed bar code scanners, printers, data collection terminals, software, automated card devices and precision weighing equipment to customers primarily within the United States. Vertex has also provided systems integration for turnkey automated data collection solutions in real-time systems and warehouse management systems. In addition, through the Netweave license agreement, Vertex has sold the Netweave middleware product. Through the acquisition of ICS and PSS, Vertex is now also a provider of integrated high-end wireless data capture solutions to industrial users and handheld terminal solutions to mobile workers, substantially in Germany, the United Kingdom and Ireland. A Form 8K Filing was made in September, 1999 and amended in December 1999 to present the audited financial statements of ICS and PSS and to present pro forma financial statements.

     Effective March 1, 2000, Vertex acquired all of the outstanding capital stock of Data Control Systems, a provider of pick to light warehouse management systems located in New Jersey, and the net assets of its commonly owned sister company - Capital (together "DCS"). Capital was an S-Corporation under the Internal Revenue Service code. Vertex paid the shareholders $14,250,000 in cash (10% of which is held in escrow). The purchase price is subject to a working capital adjustment payable approximately 60 days after closing.

2.   Historical financial statements

     The historical data in these pro forma consolidated financial statements are derived from the accounting records of Vertex, ICS, PSS and DCS. The historical financial data presented in the proforma consolidated statements of operations for the year ended September 30, 1999 represent the results of operations of (i) Vertex, ICS and PSS for the year ended September 30, 1999 and (ii) DCS for its fiscal year ended November 30, 1999. The historical financial data presented in the proforma consolidated statement of operations for the six months ended March 31, 2000 represent the results of operations of (i) Vertex for the six months ended March 31, 2000 (which includes ICS and PSS for the six months ended March 31, 2000 and DCS for the period from March 1, 2000 to March 31, 2000), as previously reported and (ii) DCS for the five months ended February 29, 2000.

3.   The acquisitions

     (a)The aggregate consideration paid by Vertex for ICS and PSS, including transactions costs, was approximately $18.1 million. Based on management's preliminary analysis, it is estimated that the purchase price was in excess of the fair market value of ICS and PSS net assets acquired as summarized below:

         ICS purchase price                               $ 6,754,818
         PSS purchase price                                10,087,300
         Transaction costs                                  1,274,434
                                                          -----------
                                                           18,116,552
         Fair Market value of ICS and PSS
         net assets acquired
                                                            2,293,976
                                                          -----------
         Purchase price in excess of net
         tangible assets acquired
                                                          $15,822,576
                                                          ===========



     (b) The aggregate consideration paid by Vertex for DCS, including transactions costs, was approximately $14.7 million. Based on management's preliminary analysis, it is estimated that the purchase price was in excess of the fair market value of net assets acquired as summarized below:


          DCS purchase price                              $14,430,000
          Transaction costs                                   305,000
                                                          -----------
                                                           14,735,000

          Fair market value of DCS net
          assets acquired
                                                            1,620,756
                                                          -----------
          Purchase price in excess of
          net tangible assets acquired                    $13,114,244
                                                          ===========

4.   Pro forma adjustments

     Statements of operations:

     A) Record the amortization of the excess of cost over the fair value of net assets acquired using an estimated useful life of 25 years.
     B)   Record interest related to mortgage on building acquired.
     C) Record reversal of operating lease expense for the building net of depreciation expense on the building acquired.
     D) Record additional income tax provision to reflect the incremental tax provision resulting from the loss of the S-Corporation benefit.
     E) Record adjustment to income tax provision to reflect federal benefit of consolidated U.S. tax return, net of increase resulting from the loss of the S-Corporation benefit.

5.   Earnings per share

     Earnings (loss) per share is calculated by dividing the net income (loss) by the weighted average outstanding shares during the period. The weighted average shares outstanding during the period are calculated as follows:

     a)   For the year ended September 30, 1999


                                                                                           Basic and Fully
                                                                                              Diluted
                                                                                          -----------------
Average shares outstanding for fiscal year ended September 30, 1999
                                                                                              5,206,009

Issued in connection with the PSS acquisition                                                 1,207,500
Issued to Edwardstone and MidMark Capital                                                    10,449,642
Assumed number of private placement
shares sold to fund DCS acquisition                                                           2,012,000
                                                                                             ----------
Pro forma average shares outstanding                                                         18,875,151
                                                                                             ==========


     b)   For six months ended March 31, 2000


                                                                                            Basic and Fully
                                                                                               Diluted
                                                                                            ---------------

Average shares outstanding per Vertex's March 31, 2000 financial statements
                                                                                               17,019,702

Assumed number of private placement
shares sold to fund DCS acquisition                                                             2,012,000
                                                                                              -----------

Pro forma average shares outstanding                                                           19,031,702
                                                                                              ===========


     c) The basic and fully diluted shares outstanding are the same because the inclusion of additional shares outstanding on a fully diluted basis would be anti dilutive (i.e. decrease the net loss per share).

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.





                                            VERTEX INTERACTIVE, INC.
                                                  Registrant

                                            /s/ Ronald C. Byer
                                            Name: Ronald C. Byer
                                            Title:President/Treasurer


June 14, 2000